Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Record Net Earnings of $190.1
Million, Or $3.59 Per Diluted Share, For Fourth Quarter 2008

Net Earnings For 2008 Reach Record $684.6 Million, Or $12.15 Per Diluted Share

Fourth Quarter Highlights

•                  Net sales rose to $1.07 billion, up 26 percent from $852.5 million in fourth quarter 2007, as increased prices more than offset volume declines in nitrogen and phosphate

•                  Operating earnings totaled $343.9 million, up substantially from $214.2 million in fourth quarter 2007

•                  Net earnings were record $190.1 million, or $3.59 per diluted share, up from $135.4 million, or $2.38 per share, in fourth quarter 2007

•                  Fourth quarter results included inventory write-downs of $57.0 million, or $0.70 per diluted share on an after-tax basis, associated with phosphate and potash inventories

•                  Fourth quarter results included $34.4 million in non-cash, pre-tax unrealized gains, or $0.42 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $12.9 million in non-cash, pre-tax unrealized gains, or $0.15 per diluted share on an after-tax basis, from mark-to-market adjustments included in fourth quarter 2007 results

•                  Per share results for fourth quarter and full year reflect weighted average effect of company’s repurchase of 8.5 million common shares during fourth quarter 2008

Full-Year Highlights

•                  Net sales reached record $3.92 billion, up 42 percent from $2.76 billion in 2007, as substantially higher prices for all products more than offset volume declines in nitrogen and phosphate

•                  Full-year results included inventory write-downs of $57.0 million, or $0.65 per diluted share on an after-tax basis, associated with phosphate and potash inventories

•                  Net earnings totaled record $684.6 million, or $12.15 per diluted share, compared to $372.7 million, or $6.57 per diluted share, in 2007

•                  Full-year results included $63.8 million in non-cash, pre-tax unrealized losses, or $0.73 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The losses compare to $17.0 million in non-cash, pre-tax unrealized gains, or $0.19 per diluted share on an after-tax basis, for mark-to-market adjustments included in 2007 results

Outlook

•                  Long-term fundamentals remain strong, but high inventories in the fertilizer supply chain and uncertainty over crop acreage could negatively affect performance heading into the spring planting season

Deerfield, Illinois – (BusinessWire) – February 10, 2009: CF Industries Holdings, Inc. (NYSE: CF) today reported record fourth quarter net earnings of $190.1 million, or $3.59 per diluted share, for the fourth quarter of 2008.  The earnings represent a 40 percent increase over the $135.4 million, or $2.38 per share, the company earned in the fourth quarter of 2007.

Fourth quarter results included $34.4 million in non-cash, pre-tax unrealized gains, or $0.42 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $12.9 million in non-cash, pre-tax unrealized gains, or $0.15 per diluted share on an after-tax basis, from mark-to-market adjustments included in fourth quarter 2007 results.

For the quarter, net sales totaled $1.07 billion, up 26 percent from fourth quarter 2007.

“We performed very well in what proved to be a volatile market for fertilizer, posting substantial increases in both net sales and net earnings despite a more than 20 percent decrease in volume from the year-earlier quarter,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

The company went into the fourth quarter expecting that underlying demand in world agricultural markets would produce continued strong results.  And while the company’s financial performance was significantly better than in last year’s fourth quarter, the sharp declines in demand and spot market fertilizer prices were clear evidence of a deterioration of conditions in global agricultural markets.

In North America, adverse fall weather conditions throughout much of the Corn Belt limited farmers’ ability to complete field work and fertilization after the harvest.  Beyond that, the combination of declining grain prices, economic uncertainty, high input costs, and the expectation of lower future input costs led many farmers to defer fall fertilizer application.

Looking beyond North America, the global credit crisis sharply reduced planting and crop input purchases in major fertilizer markets, especially in Latin America.

“The slowdown in demand quickly created a sharp inventory build throughout the global fertilizer supply chain, leading to steep declines in prices.  In response, we saw significant cutbacks in operating rates, initially among marginal fertilizer producers in Europe and Asia but eventually here in North America,” Wilson pointed out.

Full-Year Results

For 2008, CF Industries recorded record net sales, net earnings, and earnings per share despite weather conditions that, in both the spring and fall seasons, limited farmers’ ability to apply fertilizer.

Net sales totaled $3.92 billion, up 42 percent from $2.76 billion in 2007, driven primarily by significantly higher prices for all products.  Net earnings reached $684.6 million, or $12.15 per diluted share, compared to $372.7 million, or $6.57 per diluted share, in 2007.

For the year, results included $63.8 million in non-cash, pre-tax unrealized losses, or $0.73 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The losses compare to $17.0 million in non-cash, pre-tax unrealized gains, or $0.19 per diluted share on an after-tax basis, for mark-to-market adjustments included in 2007 results.

“Our results represent exceptional performance for CF Industries, illustrating the significant earning power of this company.  It’s important that we not allow near-term dislocations in global fertilizer markets to obscure either this performance or the long-term competitiveness of North American producers,” Wilson noted.

Nitrogen Fertilizer Segment

Significantly improved fourth quarter nitrogen pricing more than offset a 23 percent volume decline, generating increased sales and substantially higher margins than in last year’s quarter.

Segment net sales totaled $705.6 million, up 12 percent from $630.7 million in fourth quarter 2007.  Volume for the 2008 fourth quarter was 1.48 million tons, down substantially from 1.93 million tons in the year-earlier quarter, as the combination of adverse weather conditions and deferred purchases led to reduced demand.  The late harvest, exacerbated by wet weather in much of the Corn Belt, led to a short, disappointing ammonia application season.

Gross margin for the nitrogen segment was $281.3 million, 84 percent higher than the $153.1 million in fourth quarter 2007.  Gross margin as a percent of sales, including the effect of the segment’s mark-to-market gains on derivatives, was 39.9 percent, up substantially from 24.3 percent in the year-earlier quarter.

Average selling prices for the segment’s nitrogen products were significantly higher than in fourth quarter 2007.  For ammonia, the average selling price was $653 per ton, up from $410 in fourth quarter 2007 and $571 in 2008’s third quarter.  For urea, the price was $480 per ton, up from $357 in the year-earlier quarter but down from $596 in third quarter 2008.  For urea ammonium nitrate (UAN) solution, the price was $352 per ton, up from $239 in fourth quarter 2007 and from $339 in third quarter 2008.

“During the quarter, spot market prices for our three nitrogen products declined significantly from third quarter levels, but we benefited from the large volume we had booked under the company’s Forward Pricing Program (FPP), which locks in a substantial portion of the margin on nitrogen sales,” Wilson explained.

CF Industries’ two nitrogen complexes operated at 99 percent of capacity in the fourth quarter.  However, the complexes were operating at approximately 75 percent of combined capacity going into 2009, reflecting weaker demand and high fertilizer supply chain inventory.  The company took advantage of its Donaldsonville, Louisiana Nitrogen Complex’s “Make versus Buy” capability by purchasing more than 100,000 tons of low-cost ammonia for fourth quarter 2008 and first half 2009 resale.

Nitrogen sales under the company’s FPP totaled 1.1 million tons during the quarter, representing 75 percent of nitrogen sales volume.  In the year-earlier quarter, FPP sales accounted for 80 percent of segment sales.

Phosphate Fertilizer Segment

The company’s Phosphate Fertilizer Segment reported significantly increased net sales for the fourth quarter, but higher cost of sales led to a decline in gross margin versus a year ago.  Cost of sales for the quarter and full year included higher input costs for sulfur and ammonia, as well as write-downs of $30.3 million and $26.7 million associated with the company’s phosphate and potash inventories, respectively, necessitated by the rapid decline in expected selling prices.  CF Industries has begun marketing purchased potash through its distribution network, with potash sales expected to begin in the spring season.  Results for potash sales are included in its Phosphate Fertilizer Segment.

The phosphate segment’s net sales were $366.4 million, a 65 percent increase from fourth quarter 2007 levels.  Volume was 404,000 tons, down 23 percent from 526,000 tons in the year-earlier quarter.  Domestic volume declined substantially, but a 70 percent increase in export volume offset a portion of the domestic shortfall.

Gross margin in the segment totaled $79.4 million, down from $82.9 million in fourth quarter 2007.  Gross margin was 21.7 percent of sales, compared to 37.4 percent in the year-earlier period, reflecting higher raw materials costs and the inventory write-downs associated with phosphate and potash inventories.

Average selling prices for phosphate products were more than twice fourth quarter 2007 levels, reflecting the strong price increases seen throughout much of 2008.  For diammonium phosphate (DAP), the price was $906 per ton, up from $420 per ton in the year-earlier quarter but down modestly from $943 per ton in third quarter 2008.  For monoammonium phosphate (MAP), the average selling price was $903 per ton, compared to $431 per ton in fourth quarter 2007 and up from $771 per ton in 2008’s third quarter.

The company’s Plant City, Florida Phosphate Complex operated at 85 percent of capacity during the fourth quarter.  It entered 2009 operating in January at approximately 40 percent of capacity, the result of current weak demand and high fertilizer supply chain inventories for DAP and MAP.

Phosphate sales under the company’s FPP totaled approximately 206,000 tons during the quarter, representing 51 percent of segment volume.  In fourth quarter 2007, FPP sales were at a similar tonnage level but accounted for only 39 percent of segment volume.

“Throughout much of 2008, we saw an almost continuous run-up in phosphate prices, but uncertainty over crop economics and other factors led many U.S. farmers to cut back or defer application of phosphate last fall.  Credit problems in offshore markets exacerbated the problem, creating a serious inventory problem and collapsing prices throughout the fertilizer supply chain,” Wilson explained.

Liquidity and Financial Position

At December 31, 2008, the company’s cash and cash equivalents totaled approximately $625.0 million.  In addition, CF Industries held investments in auction rate securities at December 31, 2008 that were valued at $177.8 million, resulting in total cash and investments of more than $802.8 million.  This compares to total investments in cash, cash equivalents, short-term investments, and auction rate securities at December 31, 2007 of $861.0 million.  The company’s auction rate securities remain illiquid.

Dividend Payment

On January 29, 2009, the Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on March 2, 2009 to stockholders of record on February 17, 2009.

Safety Performance

CF Industries experienced only one lost-time accident (LTA) at its facilities during the fourth quarter.

During the quarter, the company achieved several safety milestones, as the company’s Donaldsonville, Louisiana Nitrogen Complex reached 3.5 million safe work hours (more than 6 years) without an LTA.  Its Medicine Hat, Alberta Nitrogen Complex surpassed 1.2 million safe work hours (more than 3½ years).

Other Developments

On November 13, CF Industries completed its program, announced on October 27, 2008, to repurchase $500 million of the company’s common stock.  The company purchased 8.5 million common shares, representing about 15 percent of its outstanding common stock at September 30, 2008, at an average price of $58.96.  The company had approximately 48.4 million shares outstanding at December 31, 2008.

In November, the company hosted more than 40 members of the financial community at an investor event in Florida.  The presentations, available on the company’s Web site at www.cfindustries.com, included an overview of CF Industries and its growth strategy.  The event also included tours of the company’s Florida phosphate mine and chemical plant.

During the fourth quarter, CF Industries completed a pre-FEED (front end engineering and design) study for its proposed nitrogen complex in Perú.  The preliminary cost estimates suggest potentially attractive economics for the project, which led the company’s Board of Directors to approve proceeding with a full FEED study, expected to be completed near the end of 2009.  The company is also nearing completion of negotiation of a natural gas contract for the proposed complex.

Outlook

“Uncertainty in grain markets, high fertilizer inventories in the supply chain, and concerns on the part of farmers about input costs and crop economics make it difficult to predict how the spring planting season will play out,” commented CF Industries’ Wilson.

“Despite this near-term uncertainty, we remain optimistic about the longer-term outlook for agriculture and fertilizer,” he added.

World coarse grain consumption is expected to continue growing, despite concerns about a global recession.  Underlying demand remains strong, driven by population growth and continued dietary improvement in developing countries.  Production increases are needed to stave off further depletion of grain stocks in both the U.S. and globally.

Looking at crop prices and input costs, the current U.S. Department of Agriculture forecast projects returns to farmers that remain very strong when put in historical context, albeit lower than the record levels seen in 2008.

This suggests the potential for good planting and fertilizer movement this spring, with most analysts predicting that average season farm prices should be well above historic averages.  If so, the company expects U.S. corn acreage to meet or slightly exceed last year’s nearly 86 million acres.

“The question for this spring is how quickly we deplete the inventory in the fertilizer supply chain.  The global fertilizer industry responded aggressively to the fourth quarter downturn, idling a significant amount of capacity.  This should help eliminate excess inventory in the channel more quickly, permitting manufacturers to bring production back to more normal levels,” Wilson noted.

“In fact, when demand returns – as it inevitably does – it could present a logistics challenge to the whole fertilizer supply chain,” he added.

Wilson also noted that the majority of the nitrogen production cutbacks took place in high-cost regions outside the U.S., confirming the company’s view that changes in natural gas costs and other factors have significantly improved the long-term competitiveness of North American producers.

Input costs for fertilizer production – including sulfur and ammonia for phosphate and natural gas for nitrogen — have also fallen substantially from fall 2008 levels, another positive development.

“Looking ahead, the fundamentals for agriculture and fertilizer remain strong globally.  Once we overcome near-term challenges and providing the weather cooperates, we believe this industry will resume its growth trend,” Wilson said.

FPP Update and Forward Natural Gas Position

As of February 6, 2009, FPP bookings for the remainder of 2009 stood at 1.6 million tons, compared to 2.6 million tons at a similar point last year.

CF Industries’ forward natural gas positions as of December 31, 2008, virtually all related to orders booked under its FPP, covered approximately 26 percent of nitrogen capacity through June of 2009 and a nominal volume thereafter through December of 2010.  As noted earlier, the company’s two nitrogen complexes entered 2009 operating at approximately 75 percent of combined capacity.

Conference Call

CF Industries will hold a conference call to discuss fourth quarter and year-end results at 10:00 ET on Wednesday, February 11, 2009.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company and its performance can be found on its Web site at www.cfindustries.com.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this presentation, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the selling price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; recent global market and economic conditions, including credit markets; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(in millions, except per share amounts)
Net sales	$1,072.0	$852.5	$3,921.1	$2,756.7
Cost of sales	711.3	616.5	2,698.4	2,086.7
Gross margin	360.7	236.0	1,222.7	670.0
Selling, general and administrative	15.0	17.4	68.0	65.2
Other operating - net	1.8	4.4	4.5	3.2
Operating earnings	343.9	214.2	1,150.2	601.6
Interest income - net	(3.9)	(8.7)	(24.5)	(22.7)
Minority interest	49.8	16.4	116.9	54.6
Other non-operating - net	0.7	(0.3)	(0.7)	(1.6)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	297.3	206.8	1,058.5	571.3
Income tax provision	103.9	72.3	378.1	199.5
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(3.3)	0.9	4.2	0.9
Net earnings	$190.1	$135.4	$684.6	$372.7

Net earnings per share
Basic	$3.65	$2.43	$12.39	$6.71
Diluted	$3.59	$2.38	$12.15	$6.57

Weighted average common shares outstanding
Basic	52.1	55.9	55.3	55.5
Diluted	52.9	57.2	56.4	56.7

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$625.0	$366.5
Short-term investments	—	494.5
Accounts receivable	175.1	148.7
Inventories	588.6	231.7
Prepaid income taxes	26.3	—
Assets held for sale	—	6.7
Other	18.2	31.0
Total current assets	1,433.2	1,279.1
Property, plant and equipment - net	661.9	623.6
Goodwill	0.9	0.9
Asset retirement obligation escrow account	28.8	21.9
Investments in and advances to unconsolidated affiliates	44.8	41.6
Investments in auction rate securities	177.8	—
Other assets	40.2	45.4

Total assets	$2,387.6	$2,012.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$207.9	$210.4
Income taxes payable	14.1	2.6
Customer advances	347.8	305.8
Notes payable	4.1	—
Deferred income taxes	52.1	30.7
Distributions payable to minority interest	106.0	57.6
Other	86.1	22.2
Total current liabilities	818.1	629.3
Notes payable	—	4.9
Deferred income taxes	6.2	32.1
Other noncurrent liabilities	212.6	141.9
Minority interest	12.6	17.3
Stockholders’ equity	1,338.1	1,187.0

Total liabilities and stockholders’ equity	$2,387.6	$2,012.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(in millions)
Operating Activities:
Net earnings	$190.1	$135.4	$684.6	$372.7
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	49.8	16.4	116.9	54.6
Depreciation, depletion and amortization	25.1	23.4	100.8	84.5
Deferred income taxes	(27.8)	29.6	26.4	48.0
Stock compensation expense	1.7	2.3	8.3	9.7
Excess tax benefit from stock-based compensation	(0.5)	(8.2)	(24.3)	(13.3)
Unrealized loss (gain) on derivatives	(34.4)	(12.9)	63.8	(17.0)
Inventory valuation allowance	57.0	—	57.0	—
Gain on disposal of property, plant and equipment	(0.3)	—	(6.2)	—
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	3.3	(0.9)	(4.2)	(0.9)
Changes in:
Accounts receivable	(34.1)	(5.9)	(44.0)	(28.5)
Margin deposits	11.1	0.6	(11.4)	11.7
Inventories	(30.1)	5.2	(416.7)	(53.6)
Prepaid product and expenses	4.3	(15.2)	19.6	(20.7)
Accrued income taxes	68.5	15.7	9.8	14.0
Accounts payable and accrued expenses	(19.8)	34.2	3.7	31.3
Product exchanges - net	(2.7)	(4.8)	4.6	(3.5)
Customer advances - net	(230.3)	(26.9)	42.0	203.1
Other - net	(6.2)	(1.5)	7.9	(2.0)
Net cash provided by operating activities	24.7	186.5	638.6	690.1
Investing Activities:
Additions to property, plant and equipment	(30.5)	(27.3)	(141.8)	(105.1)
Proceeds from the sale of property, plant and equipment	3.0	0.1	10.4	4.1
Purchases of investment securities	—	(337.4)	(638.2)	(1,140.5)
Sales and maturities of investment securities	327.1	520.4	934.1	946.2
Deposit to asset retirement obligation escrow account	—	—	(6.2)	(9.4)
Investment in unconsolidated affiliates	—	(26.8)	—	(26.8)
Advances to unconsolidated affiliates	—	(12.8)	—	(12.8)
Other - net	—	—	1.2	1.2
Net cash provided by (used in) investing activities	299.6	116.2	159.5	(343.1)
Financing Activities:
Dividends paid on common stock	(5.1)	(1.2)	(22.0)	(4.5)
Distributions to minority interest	(24.3)	—	(52.7)	(30.0)
Issuances of common stock under employee stock plans	0.2	6.0	10.1	16.6
Purchase of treasury stock	(500.2)	—	(500.2)	—
Excess tax benefit from stock-based compensation	0.5	8.2	24.3	13.3
Other - net	—	—	—	(0.3)
Net cash provided by (used in) financing activities	(528.9)	13.0	(540.5)	(4.9)
Effect of exchange rate changes on cash and cash equivalents	1.2	(2.2)	0.9	(1.0)
Increase (decrease) in cash and cash equivalents	(203.4)	313.5	258.5	341.1
Cash and cash equivalents at beginning of period	828.4	53.0	366.5	25.4
Cash and cash equivalents at end of period	$625.0	$366.5	$625.0	$366.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$705.6	$630.7	$2,591.1	$2,041.9
Cost of sales	424.3	477.6	1,820.8	1,595.1
Gross margin	$281.3	$153.1	$770.3	$446.8

Gross margin percentage	39.9%	24.3%	29.7%	21.9%

Tons of product sold (in thousands)	1,475	1,926	6,141	6,938

Sales volumes by product (tons in thousands)
Ammonia	362	518	1,079	1,434
Urea	616	698	2,617	2,701
UAN	493	705	2,405	2,754
Other nitrogen fertilizers	4	5	40	49

Average selling prices (dollars per ton)
Ammonia	$653	$410	$560	$388
Urea	480	357	462	329
UAN	352	239	321	215

Cost of natural gas (dollars per MMBtu) (1)
Donaldsonville	$10.11	$8.19	$9.42	$7.81
Medicine Hat	6.77	6.42	7.74	6.24

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$6.37	$6.93	$8.82	$6.93
AECO (Alberta)	5.56	6.25	7.76	5.99

Depreciation and amortization	$14.2	$14.0	$57.3	$50.4
Capital expenditures	$14.6	$13.9	$74.2	$61.1

Production volume by product (tons in thousands)
Ammonia (2) (3)	840	853	3,249	3,289
Granular urea (2)	639	615	2,355	2,358
UAN (28%)	690	649	2,602	2,611

(1) Includes gas purchases and realized gains and losses on gas derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Viterra, our joint venture partner in Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$366.4	$221.8	$1,330.0	$714.8
Cost of sales (1)	287.0	138.9	877.6	491.6
Gross margin	$79.4	$82.9	$452.4	$223.2

Gross margin percentage	21.7%	37.4%	34.0%	31.2%

Gross margin by product (1)
DAP/MAP	$107.9	$82.9	$480.9	$223.2
Potash	(28.5)	—	(28.5)	—

Gross margin percentage by product
DAP/MAP	29.5%	37.4%	36.2%	31.2%

Tons of product sold (in thousands)	404	526	1,787	1,994

Sales volumes by product (tons in thousands)
DAP	365	436	1,532	1,624
MAP	39	90	255	370

Domestic vs. export sales (tons in thousands)
Domestic	226	421	1,263	1,557
Export	178	105	524	437

Average selling prices (dollars per ton)
DAP	$906	$420	$760	$357
MAP	903	431	646	366

Depreciation, depletion, and amortization	$10.4	$8.7	$40.5	$31.5
Capital expenditures	$15.8	$13.3	$66.2	$39.9

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	719	887	3,443	3,233

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	556	668	2,448	2,531
Phosphoric acid as P2O5 (2)	224	254	985	976
DAP/MAP	458	508	1,980	1,948

Potash purchases (tons in thousands)	42	—	164	—

(1) The three and twelve months ended December 31, 2008 include lower of cost or market adjustments associated with our phosphate and potash inventories of $30.3 million and $26.7 million, respectively.

(2) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(in millions)
Net earnings	$190.1	$135.4	$684.6	$372.7
Interest income - net	(3.9)	(8.7)	(24.5)	(22.7)
Income tax provision	103.9	73.0	378.1	200.2
Depreciation, depletion and amortization	25.1	23.4	100.8	84.5
Less: Loan fee amortization (1)	(0.1)	(0.1)	(0.5)	(0.6)

EBITDA	$315.1	$223.0	$1,138.5	$634.1

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	December 31,	December 31,
	2008	2007
	(in millions)
Total debt	$4.1	$4.9
Less: cash, cash equivalents and short-term investments	625.0	861.0
Plus: customer advances	347.8	305.8

Net debt (net cash)	$(273.1)	$(550.3)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (net cash) in the evaluation of our capital structure.

As of December 31, 2008, we held $177.8 million of investments in auction rate securities.  Due to illiquidity in the credit markets that began in the first quarter of 2008, the traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed.  These investments, for which auctions have failed, are no longer liquid investments and we will not be able to access these funds until such time as traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer.  At December 31, 2008, our investments in auction rate securities are classified as noncurrent assets on our consolidated balance sheet.  These noncurrent assets are excluded from the calculation of net debt (net cash).  As of December 31, 2007, these investments were classified as short-term investments.